Exhibit 10.3

VALVOLINE CHANGE IN CONTROL SEVERANCE PLAN

VALVOLINE CHANGE IN CONTROL SEVERANCE PLAN
 (effective as of May 15, 2017)

The Valvoline Change in Control Severance Plan (the “Plan”) is effective as of May 15, 2017. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 4.

The Plan is an employee benefit plan that provides participating employees of Valvoline Inc. (“Valvoline”) and its majority-owned subsidiaries (collectively referred to herein as the “Company”) with certain severance payments and benefits if the individual’s employment with the Company is terminated under defined circumstances prior to or following a Change in Control.  The details and purpose of the Plan are more fully explained below.

This Plan will govern in the event of a Change in Control, in lieu of the Non-CIC Severance Plan (as defined below), except as otherwise provided in Section 6 with respect to Participants whose Qualifying Termination occurs under circumstances described in clause (ii) of such defined term.

SECTION 1. PURPOSE

The purpose of the Plan is to reduce participating employees’ concerns about the possibility of a Change in Control.  It is important that each participating employee be able to focus his or her full attention and energy toward the goals and objectives of the Company.  The Plan is also designed to permit the Company to retain its participating employees by increasing stability and improving morale and productivity.  In addition, the Plan will allow the company to attract and retain new qualified employees.

SECTION 2. ADMINISTRATION

The Plan shall be administered by the Plan Administrator.  The Plan Administrator shall have full authority to select Participants, to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the administration of the Plan, and to take all such actions and make all such determinations in connection with the administration of the Plan as it may deem necessary or desirable.  All determinations made by the Plan Administrator shall be final and binding on all interested persons.  Additionally, Valvoline shall be the named fiduciary for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”).

SECTION 3. ELIGIBILITY

No employee may participate in the Plan unless and until the Plan Administrator designates them a Participant and the Participant executes and returns to the Company a participation agreement prepared by appropriate Company legal counsel.  The Plan Administrator reserves the right to amend the classes of employees who shall participate in the Plan in its discretion at any time prior to a Change in Control, subject to Section 10.

SECTION 4. CERTAIN DEFINED TERMS

(a)  “Annual Base Salary” means a Participant’s annual base salary (as determined by the Plan Administrator in accordance with the Company’s customary procedures) as in effect as of the date of the Participant’s Qualifying Termination or, if greater, as in effect as of the date of the Change in Control.

(b)  “Benefit Continuation Period” means (i) 36 months in the case of the Chief Executive Officer of the Company (the “CEO”), if the CEO is a Participant, and (ii) 24 months in the case of all other Participants.

(c)  “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

(d)  “Cause” means (i) the willful and continued failure of an employee to substantially perform his or her duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), (ii) the willful engaging by the Participant in gross misconduct materially injurious to the Company or (iii) the Participant’s conviction of or the entering of a plea of nolo contendere (or similar plea under the law of a jurisdiction outside the United States) to the commission of a felony (or a similar crime or offense under the law of a jurisdiction outside the United States).

(e)  “Change in Control” shall be deemed to have occurred if:

(1) there shall be consummated (A) any consolidation or merger of the Company (a “Business Combination”), other than a consolidation or merger of the Company into or with a direct or indirect wholly-owned Subsidiary, as a result of which the shareholders of the Company own (directly or indirectly), immediately after the Business Combination, less than 50% of the then outstanding shares of common stock that are entitled to vote generally for the election of directors of the corporation resulting from such Business Combination, or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a Business Combination in which the holders of the Company’s common stock immediately prior to the Business Combination have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the Business Combination or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; provided, however, that no sale, lease, exchange or other transfer of all or substantially all of the assets of the Company shall be deemed to occur unless assets constituting at least 80% of the total assets of the Company are transferred pursuant to such sale, lease, exchange or other transfer;

(2) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;

(3) any Person shall become the Beneficial Owner of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately-negotiated purchases or otherwise, without the approval of the board of directors of Valvoline; or

Valvoline Change in Control Severance Plan

(4) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Valvoline shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of (i) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Company’s common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, (ii) the repurchase by the Company of outstanding shares of the Company’s common stock or other securities pursuant to a tender or exchange offer or (iii) the Valvoline Stock Distribution.

(f)  “Code” means the Internal Revenue Code of 1986, as amended.

(g)  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(h)  “Good Reason” means

(1)  a significant diminution of the Participant’s positions, duties, responsibilities or status with the Company as in effect immediately prior to the Change in Control;

(2)  an aggregate reduction of fifteen percent or more of the sum of (A) the Participant’s annual base salary as in effect as of immediately prior to the Change in Control plus (B) the Participant’s target annual bonus opportunity as in effect as of immediately prior to the Change in Control;

(3)  a relocation following the Change in Control of the Participant’s principal place of business to a location that is outside a 50-mile radius from the Participant’s principal place of business immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Participant’s business travel obligations as of immediately prior to the Change in Control;

(4)  the failure by the Company to continue in effect any cash-based incentive plan or arrangement (including, without limitation, the Company’s incentive compensation plan, annual bonus and contingent bonus arrangements and credits and the right to receive cash-based performance awards and similar incentive compensation benefits) in which the Participant is participating as of immediately prior to the Change in Control (or to substitute and continue other plans or arrangements that provide the Participant with substantially similar benefits), except as otherwise required by the terms of such plans or arrangements as in effect as of immediately prior to the Change in Control, or the taking of any action by the Company which would adversely affect the Participant’s participation in or materially reduce the Participant’s benefits under any such plan or arrangement; provided that the acceleration of a payment under

Valvoline Change in Control Severance Plan

any such cash-based incentive plan or arrangement shall not by itself constitute a failure to continue such plan or arrangement or an action that affects the Participant’s participation in such plan or arrangement; or

(5)  the failure by the Company to grant the Participant following the Change in Control new awards under any equity or equity-based compensation plan or arrangement of the Company (including, without limitation, any plan or arrangement to receive grants of stock options, stock appreciation rights, restricted stock, restricted stock units or similar awards) in which the Participant is participating as of immediately prior to the Change in Control (or under other plans or arrangements that provide the Participant with substantially similar benefits), except as otherwise required by the terms of such plans or arrangements as in effect as of immediately prior to the Change in Control, or the taking of any action by the Company which would adversely affect the Participant’s participation in or materially reduce the Participant’s benefits under any such plan or arrangement.

However, Good Reason shall not exist unless and until the Participant provides the Company with written notice of the act(s) alleged to constitute Good Reason within 90 days of the Participant’s knowledge of the occurrence of such acts(s), and the Company fails to cure such acts within 30 days of receipt of such notice. Further, if the Company fails to cure such act(s) within this 30-day period, then the Participant must exercise the right to terminate his or her employment for Good Reason within 60 days thereafter, in writing, in order for the termination to be for Good Reason.

(i)  Non-CIC Severance Amount” means the amount of severance (if any) that a Participant would have been entitled to receive under the Non-CIC Severance Plan had the Participant’s termination of employment entitled the Participant to receive severance payments under such plan that would have been considered “deferred compensation” for purposes of Section 409A.  For the avoidance of doubt, in the event the Participant’s Qualifying Termination occurs under circumstances described in clause (ii) of such defined term, any severance that the Participant is entitled to receive under the Non‑CIC Severance Plan in connection with such Qualifying Termination shall not be considered a “Non‑CIC Severance Amount” for purposes of this Plan.

(j)  “Non-CIC Severance Plan” means the Company’s Severance Pay Plan for base salary bands 20, EG01, EG02, and UNG, effective as of May 15, 2017, as amended from time to time.

(k)  “Plan Administrator” means the board of directors of Valvoline or any committee thereof duly authorized by the board of directors of Valvoline to administer the Plan.

(l)  “Person” shall have the meaning as set forth in Sections 13(d) and 14(d)(2) of the Exchange Act.

(m)  “Qualifying Termination” means (i) the termination of a Participant’s employment during the two-year period immediately following a Change in Control either by the Company without Cause or by the Participant for Good Reason or (ii) the termination of a Participant’s employment during the six-month period immediately preceding a Change in Control under circumstances that entitle the Participant to receive severance payments and benefits under the

Valvoline Change in Control Severance Plan

Non-CIC Severance Plan.  A Qualifying Termination described in clause (ii) of the immediately preceding sentence shall be deemed to occur upon the occurrence of the Change in Control for purposes of the Plan.

(n)  “Release Period” means the later of (i) the 14th day following the Participant’s Qualifying Termination and (ii) the expiration of any applicable consideration and revocation periods under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, but in any event no later than the 55th day following the Participant’s Qualifying Termination.

(o)  “Section 409A” means Section 409A of the Code.

(p)  “Severance Agreement and General Release” means a severance agreement prepared by appropriate Company legal counsel that includes, without limitation, (i) a general release of claims in favor of the Company, its affiliates and their respective officers and directors, (ii) non-competition, non-solicitation and non-interference, non-disparagement, confidentiality and further cooperation provisions substantially similar to those provided in Appendix A hereto. The Severance Agreement and General Release may also provide that the Participant’s severance payments and benefits under the Plan will be reduced by any amounts the Participant owes to the Company, to the extent permitted under Section 409A. The Severance Agreement and General Release may encompass other matters in addition to addressing the severance payments and benefits payable under the Plan. Additionally, the Severance Agreement and General Release may be changed for each termination covered by the Plan.

(q)  “Severance Multiplier” means (i) three in the case of the CEO, if the CEO is a Participant, and (ii) two in the case of all other Participants.

(r)  “Target Annual Bonus” means the Participant’s target annual cash bonus for the year in which the Participant’s Qualifying Termination occurs or, if greater, for the year in which a Change in Control occurs.

(s)  Valvoline Stock Distribution” shall mean the transaction or series of transactions initially approved by the Board of Directors of Ashland Inc. on September 16, 2015 intended to separate the Valvoline business from Ashland Inc.’s specialty chemical business and create two independent, publicly-traded companies.

SECTION 5. CONDITIONS FOR SEVERANCE PAYMENTS AND BENEFITS

A Participant’s entitlement to any severance payments and benefits described in Section 6 shall be subject to:

(a)  the Participant experiencing a Qualifying Termination; and

(b)  the Participant executing and delivering to the Company a Severance Agreement and General Release and the Severance Agreement and General Release becoming effective and irrevocable by the expiration of the applicable Release Period.

Valvoline Change in Control Severance Plan

SECTION 6. AMOUNT OF SEVERANCE PAYMENTS AND BENEFITS AND TIMING OF PAYMENTS

If a Participant has a Qualifying Termination, then, subject to Section 5, the Company will provide the Participant with the following:

(a)  Severance Payment.  An amount equal to the product of (i) the Participant’s Severance Multiplier multiplied by (ii) the sum of (A) the Participant’s Annual Base Salary plus (B) the Participant’s Target Annual Bonus; and

(b)  Pro-Rata Severance Bonus.  A pro-rata severance bonus (in lieu of any payment under the applicable annual cash bonus or annual incentive plan in which the Participant participates at the time of his or her termination (if any)) in an amount equal to (i) the Participant’s Target Annual Bonus multiplied by (ii) a fraction, the numerator of which is the number of full months the Participant worked during the applicable plan year prior to the date of the Participant’s Qualifying Termination and the denominator of which is 12.

(c)  Continued Coverage Under Group Health Plans.  Participant’s then-existing coverage under the Company’s group health plans (and, if applicable, the then-existing group health plan coverage for the Participant’s eligible dependents) will end on the date of the Participant’s Qualifying Termination.  The Participant and his or her eligible dependents may then be eligible to elect temporary coverage under the Company’s group health plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  If the Participant elects COBRA continuation coverage, then the Participant and his or her eligible dependents will continue to be covered under the Company’s group health plans, and the Company will pay the premiums for such coverage, to the extent it is available, during the duration of the Participant’s Benefit Continuation Period.  After such period of employer-paid coverage, the Participant may continue COBRA coverage, to the extent it is available, at the Participant’s own expense in accordance with COBRA.  No provision of this Plan will affect the continuation coverage rules under COBRA or the length of time during which COBRA coverage will be made available to the Participant, and all of the Participant’s other rights and obligations under COBRA will be applied in the same manner that such rules would apply in the absence of this Plan.  Notwithstanding any of the foregoing, the Company, in its sole discretion, may amend or terminate any of its group health plans prior to or following a Participant’s Qualifying Termination in accordance with the terms and provisions of its group health plans.

(d)  Legal Fees.  Reimbursement of any reasonable legal fees or expenses incurred by the Participant during the Participant’s lifetime to enforce the payment of amounts under this Plan, as soon as practicable following the Participant’s presentation of reasonable documentation of such fees to the Company, and otherwise in accordance with the provisions of Section 14 paragraph (c) herein.

(e)  Outplacement Services.  Up to $25,000 in outplacement services with a firm to be selected and approved by the Company, for a period of no more than 24 consecutive months following the date of the Participant’s Qualifying Termination.  The Company will make such payment directly to the outplacement firm.

Valvoline Change in Control Severance Plan

A Participant’s long-term equity incentive awards shall be treated in accordance with the terms of the applicable plan and award agreement.

Participants shall be entitled to receive any pension, disability, workers’ compensation, other Company benefit plan distributions, payment for vacation accrued but not taken, statutory employment termination benefit, or any other compensation plan payment otherwise independently due; however, except as otherwise provided in this Section 6, in no event shall a Participant who receives benefits under the Plan be entitled to additional severance payment pursuant to any other existing severance policy or plan of the Company.

A Participant shall be entitled to interest on the amount of any payments due under the Plan (but not timely paid) in an amount equivalent to the prime rate of interest (quoted by Citibank, N.A. as its prime commercial lending rate) on the latest date practicable prior to the date such payments should have been made, to and including the date it is made; provided, however, that such payment, including the applicable interest, shall be made no later than March 15 of the calendar year following the calendar year in which the Participant’s Qualifying Termination occurs.

The amounts described in Sections 6(a) and 6(b) (the aggregate amount of such payments, the “CIC Cash Severance”) shall be paid to the Participant as follows:

(1)  a portion of the CIC Cash Severance equal to the Participant’s Non-CIC Severance Amount shall be paid as follows:

(A)  if the Change in Control is not considered a “change in control event” within the meaning of Section 409A, then such Non-CIC Severance Amount shall be paid in accordance with the same payment schedule that would have applied to such amount had such amount been payable under the Company’s Non-CIC Severance Plan (including any provisions relating to the timing of the Participant’s release of claims); or

(B)  if the Change in Control is considered a “change in control event” within the meaning of Section 409A, then such Non-CIC Severance Amount shall be paid in a single lump-sum cash payment within the 60-day period following the Participant’s Qualifying Termination, so long as the Participant’s Severance Agreement and General Release becomes effective and irrevocable in accordance with its terms prior to the expiration of the applicable Release Period; and

(2)  the remainder of the CIC Cash Severance shall be paid in a single lump-sum cash payment within the 60-day period following the Participant’s Qualifying Termination, so long as the Participant’s Severance Agreement and General Release becomes effective and irrevocable in accordance with its terms prior to the expiration of the applicable Release Period.

Notwithstanding the foregoing, if the Participant is a “specified employee” as determined under the Company’s policy for determining specified employees as of the date of the Participant’s Qualifying Termination, then a portion of the CIC Cash Severance equal to the Participant’s

Valvoline Change in Control Severance Plan

Non-CIC Severance Amount shall be subject to the six-month delay described in Section 14 herein.

In addition, in the event the Participant’s Qualifying Termination occurs under circumstances described in clause (ii) of such defined term, then any severance that the Participant is entitled to receive under the Non CIC Severance Plan in connection with such Qualifying Termination shall be paid in accordance with the Non CIC Severance Plan (including any provisions relating to the timing of the Participant’s release of claims, and such payment shall be subject to the six month delay described in the Non-CIC Severance Plan to the extent required thereunder).  Solely the remainder of the Participant’s CIC Cash Severance shall be payable hereunder, and such amount shall be paid in a single lump-sum cash payment within the 60-day period following the Participant’s Qualifying Termination, so long as the Participant’s Severance Agreement and General Release becomes effective and irrevocable in accordance with its terms prior to the expiration of the applicable Release Period.

SECTION 7. CLAWBACK

The severance payments and benefits under the Plan are subject to any policy (whether in existence as of the effective date of the Plan or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Participant.  In addition, if within 24 months following a Participant’s Qualifying Termination, the Company discovers that circumstances existed at the time of the Participant’s termination of employment such that the Participant’s termination of employment would not have constituted a Qualifying Termination, or that the Participant violated a restrictive covenant agreement between the Participant and the Company or any restrictive covenant contained in the Participant’s Severance Agreement and General Release, then:

(i)  the Participant’s right to receive any further severance payments or benefits under the Plan shall be immediately forfeited;

(ii)  the Company may eliminate or reduce the amount of any compensation, benefit, or payment otherwise payable by the Company (either directly or under any employee benefit or compensation plan, agreement, or arrangement) to or on behalf of the Participant in an amount up to the total amount paid or payable to the Participant under the Plan (except to the extent such compensation, benefit or payment constitutes deferred compensation under Section 409A and such elimination or reduction would trigger a tax or penalty under Section 409A); and

(iii)  the Company may require the Participant to pay to the Company an amount up to the total amount paid to the Participant under the Plan;

in the case of each of clauses (ii) and (iii), together with the amount of the Company’s and its Subsidiary’s court costs, attorney fees and other costs and expenses incurred in connection therewith.

Valvoline Change in Control Severance Plan

SECTION 8. SECTION 280G

In the event that a Participant becomes entitled to receive severance payments and benefits under the Plan, or a Participant becomes entitled to receive any other amounts in the “nature of compensation” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder (“Section 280G”)) pursuant to any other plan, arrangement or agreement with the Company, with any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or with any person affiliated with the Company or such person, in each case as a result of such change in ownership or effective control (collectively, the “Company Payments”), and such Company Payments will be subject to the tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company Payments will be reduced (such reduction, the “Cutback”) to one dollar less than the amount which would result in such Company Payments being subject to the Excise Tax, if, after taking into account the Excise Tax and all U.S. Federal, state, and local income and payroll tax upon the Company Payments, the net amount retained by the Participant would be greater in the event of such reduction in Company Payments than if such reduction in Company Payments did not occur, as determined by the Plan Administrator.  To the extent the Cutback applies, the Company Payments will be reduced in the following order: first, the reduction of cash payments not attributable to long-term incentive awards which vest on an accelerated basis; second, the cancelation of accelerated vesting of long-term incentive awards, third, the reduction of employee benefits; and fourth, any other “parachute payments” (as defined in Section 280G). The Participant will be solely liable for any Excise Tax.

SECTION 9. CLAIMS PROCEDURE

(a)  Following a Qualifying Termination, the severance payments and benefits described in Section 6 of the Plan shall be paid as described therein without any required action on the part of such Participant.

(b)  If any Participant believes that he or she is entitled to severance payments or benefits provided under the Plan and has not received such severance payments or benefits within the time prescribed by the Plan, such Participant may submit a written claim for payment of such severance payments and benefits to the Company.  If such claim is wholly or partially denied, the Company shall, within 30 business days after receipt of the claim, notify the Participant of the denial of the claim. Such notice of denial (i) shall be in writing, (ii) shall be written in a manner calculated to be understood by the Participant, and (iii) shall contain (A) the specific reason or reasons for denial of the claim, (B) a specific reference to the pertinent Plan provisions upon which the denial is based, (C) a description of any additional material or information necessary to perfect the claim, along with an explanation of why such material or information is necessary, and (D) an explanation of the claim review procedure, in accordance with the provisions of this Section 9.  It will also provide that the Participant may file a civil action under Section 502 of ERISA (§29 U.S.C. 1132).  The Participant may complete the Plan’s appeal procedure before filing a civil action in court or the Participant may proceed directly with filing a civil action in a court of competent jurisdiction in Fayette County, Kentucky.

Valvoline Change in Control Severance Plan

(c)  Within 60 business days after the receipt by the Participant of a written notice of denial of the claim, or such later time as shall be deemed reasonable taking into account the nature of the benefit subject to the claim and any other attendant circumstances, the Participant may file a written request with the Company that it conduct a full and fair review of the denial of the claim for benefits.  As a part of such full and fair review, the Participant (or such Participant’s duly authorized representative) may review and photocopy pertinent documents (including but not limited to the Participant’s personal history file) and submit issues and comments to the Company in writing.  The Participant may also submit materials supporting his or her appeal that will be considered by the Company, even if they were not part of the initial claim review.  The Company shall make its determination in accordance with the documents governing the Plan insofar as such documents are consistent with the provisions of ERISA.

(d)  The Company shall promptly deliver to the Participant its written decision on the claim (in no event later than 30 business days after the receipt of the aforesaid request for review, except that if there are special circumstances (such as a conference with the Participant or his or her representative) which require an extension of time, the aforesaid 30 business day period shall be extended to a reasonable period of time not to exceed 60 business days).  Such decision shall (i) be written in a manner calculated to be understood by the Participant, (ii) include the specific reason or reasons for the decision, (iii) contain a specific reference to the pertinent Plan provisions upon which the decision is based, (iv) a statement that the Participant may receive free of charge reasonable access to or copies of documents, records and other information relevant to the claim, and (v) a statement that the Participant may file a civil action under Section 502 of ERISA (§29 U.S.C. 1132).  If the decision on review is not furnished within the time prescribed by this Section 9(c), the claim shall be deemed granted on review.

SECTION 10. AMENDMENTS AND TERMINATIONS

The Plan Administrator shall have plenary authority to amend, modify, or terminate the Plan in such respects as it shall deem advisable at any time prior to a Change in Control or following the second anniversary of a Change in Control.  Notwithstanding the foregoing, no such amendment, modification or termination that has the effect of adversely affecting any Participant who experienced a Qualifying Termination prior to, or who experiences a Qualifying Termination within the six-month period following, such amendment, modification or termination will be effective without the written consent of such Participant.  For the avoidance of doubt, if an individual’s employment is terminated under circumstances that entitle the individual to receive severance payments and benefits under the Non-CIC Severance Plan and the individual participated in the Plan as of immediately prior to such termination, then such individual shall continue to be treated as a Participant for no less than the six-month period immediately following such termination.  No amendment, modification, or termination of the Plan at any time following a Change in Control and prior to the second anniversary thereof that has the effect of adversely affecting any Participant will be effective without the written consent of such Participant.

Valvoline Change in Control Severance Plan

SECTION 11. SUCCESSORS; BINDING AGREEMENT

(a)  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to Participants, expressly to assume and agree to provide severance payments and benefits pursuant to the Plan in the same manner and to the same extent that the Company would be required to perform its obligations under the Plan if no such succession had taken place.  As used in the Plan, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of the Plan by operation of law.

(b)  The Plan shall inure to the benefit of and be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If a Participant should die while any amounts would still be payable to him or her hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to such Participant’s devisee, legatee, or other designee or, if there be no such designee, to his or her estate.

SECTION 12. WITHHOLDING TAXES

The Company is authorized to withhold any tax required to be withheld from the amounts payable to a Participant pursuant to the Plan which are considered taxable compensation to the Participant.

SECTION 13. GOVERNING LAW

The Plan shall be governed by the laws of the Commonwealth of Kentucky, to the extent not preempted by federal law.

SECTION 14. SECTION 409A

(a)  It is intended that the severance payments and benefits provided under Section 6 of the Plan shall be exempt from, or comply with, the requirements of Section 409A.  The Plan shall be construed, administered and governed in a manner that affects such intent, and the Company shall not take any action that would be inconsistent with such intent.  Specifically, any taxable benefits or payments provided under the Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A, to the maximum extent possible.  To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A, if a Participant is a “specified employee,” as determined under the Company’s policy for identifying specified employees on his or her date of termination, then all amounts due under the Plan that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided

Valvoline Change in Control Severance Plan

during the first six months following the Participant’s separation from service, shall be accumulated through and paid or provided on the first business day that is more than six months after the date of the Participant’s separation from service (or, if the Participant dies during such six-month period, within 30 calendar days after the Participant’s death).

(b)  A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the Participant is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company as an employee or consultant, and for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

(c)  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

SECTION 15. NO RIGHT TO CONTINUED EMPLOYMENT

Participation in the Plan does not create a contract of employment between the Company and any Participant.  The Company reserves the right to terminate Participants at any time for any reason, just as Participants have the right to terminate their employment at any time for any reason.

Valvoline Change in Control Severance Plan

Appendix A

Post-Termination Obligations

1.    Competitive Activity.  During the [24]1[36]2-month period immediately following the date of your Qualifying Termination (the “Restricted Period”), you shall not, directly or indirectly:

(a)
participate in the management of any business operation of any enterprise that engages in direct competition with any business operation actively conducted by the Company or its divisions and Subsidiaries as of the date of the Participant’s termination of employment.

(b)
solicit for employment (which shall include services as an employee, independent contractor or in any other like capacity) any person employed by the Company or its affiliated companies as of the date of such solicitation;

(c)	solicit any customer or other person with a business relationship with the Company or any of its affiliated companies to terminate, curtail or otherwise limit such business relationship; or

(d)	in any other manner interfere in the business relationship the Company or any of its affiliated companies have with any customer or any third-party service provider or other vendor.

Notwithstanding the foregoing, this Section 1 shall not be violated solely as a result of your mere ownership of securities in any enterprise.

2.    Confidentiality.  All Confidential Information (as defined below) which you acquire or have acquired in connection with or as a result of the performance of services for the Company shall be kept secret and confidential by you for so long as the information you acquire or have acquired remains Confidential Information, unless (a) the Company otherwise consents, (b) you are legally required to disclose such Confidential Information by a court of competent jurisdiction, (c) you disclose such Confidential Information to the United States Securities and Exchange Commission, to the extent necessary to report suspected or actual violations of United States securities laws or (d) your disclosure of Confidential Information is protected under the whistleblower provisions of any other state or federal laws or regulations.  You understand that if you make a disclosure of Confidential Information that is covered under subparagraph (c) or (d) above, you are not required to inform the Company, in advance or otherwise, that you have made such disclosure(s), and nothing herein shall prohibit you from maintaining the confidentiality of a claim with a governmental agency that is responsible for enforcing a law, or cooperating, participating or assisting in any governmental or regulatory entity investigation or proceeding.  “Confidential Information” shall mean information relating to the Company’s, its divisions’ and

1 In the case of all Participants other than the CEO.
2 In the case of the CEO.

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subsidiaries’ and their successors’ business practices and business interests, including, but not limited to, customer and supplier lists, business forecasts, business and strategic plans, financial and sales information, information relating to products, process, equipment, operations, marketing programs, research, or product development, engineering records, computer systems and software, personnel records or legal records.

3.    Non-disparagement.  You agree that you will not at any time make any oral or written defamatory or disparaging remarks, comments or statements concerning the Company or any of its subsidiaries or affiliates, or any of their directors, officers or employees; provided, however, that nothing herein shall prevent you from (i) making truthful remarks, comments or statements in good faith in response to any governmental or regulatory inquiry or in any judicial, administrative or other proceeding or governmental investigation or (ii) providing any information that may be required by law)._This paragraph is not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act). Specifically, nothing in this paragraph shall prohibit you from (A) filing and, as provided under Section 21F of the Exchange Act, maintaining the confidentiality of, a claim with any governmental agency that is responsible for enforcing a law, (B) making any oral or written remarks, comments or statements to the extent required by law or legal process or permitted by Section 21F of the Exchange Act or (C) cooperating, participating or assisting in any governmental or regulatory entity investigation or proceeding,

4.    Cooperation.  If reasonably requested by the Company, you shall cooperate with the Company in connection with any investigations, arbitrations, litigations or similar matters that may arise out of your service to the Company.  The Company shall make reasonable efforts to minimize disruption to your other activities and will reimburse you for reasonable expenses incurred in connection with such cooperation.

5.    Injunctive Relief.  In the event of a breach or threatened breach of any covenant contained herein, you agree that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and that damages would be inadequate and insufficient.  You shall not, and hereby waive and release any rights or claims to, contest or challenge the reasonableness, validity or enforceability of the restrictions contained in this Plan, whether in court, arbitration or otherwise.

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